UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule14a-101)

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934

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☐ Definitive Proxy Statement

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GEN-PROBE INCORPORATED

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Gen-Probe Incorporated

SUPPLEMENT TO PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 31, 2012

This is a supplement to the definitive proxy statement on Schedule 14A, which we refer to as the definitive proxy statement, filed by Gen-Probe Incorporated, which we refer to as the Company or Gen-Probe, with the Securities and Exchange Commission, which we refer to as the SEC, on June 29, 2012, that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders of Gen-Probe to be held on July 31, 2012 at Gen-Probe’s corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121 at 9:00 a.m. Pacific Time. The purpose of the special meeting is (1) to consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of April 29, 2012, by and among Gen-Probe, Hologic, Inc., which we refer to as Hologic, and Gold Acquisition Corp., a direct wholly owned subsidiary of Hologic, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into Gen-Probe, with Gen-Probe continuing as the surviving corporation following the merger, (2) to consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting, (3) to hold a non-binding, advisory vote to approve certain compensation arrangements for Gen-Probe’s named executive officers in connection with the merger, and (4) to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

As more fully described in the definitive proxy statement, several purported stockholders of Gen-Probe filed lawsuits in connection with the proposed merger in the days following the announcement of the approval of the merger agreement by Gen-Probe’s board of directors. Teamsters Local Union No. 727 Pension Fund v. Gen-Probe Inc., et al., Case No. 37-2012-00096793-CU-BT-CTL, which we refer to as the California Action, was filed in the Superior Court of the State of California, San Diego County, against Gen-Probe, its directors, and Hologic. Timothy Coyne v. Gen-Probe Inc., et al., Case No. 7495 and Douglas R. Klein v. John W. Brown, et al., Case No. 7528, which we refer to as the Delaware Actions, were filed in the Court of Chancery in the State of Delaware against Gen-Probe, its directors, Hologic, and Merger Sub. On May 17, 2012, the Court of Chancery in the State of Delaware, which we refer to as the Delaware Court of Chancery, consolidated the Delaware Actions and certified a class of Gen-Probe stockholders, pursuant to a stipulation of the parties. The Delaware Court of Chancery also entered a scheduling order providing for the filing of an amended complaint, an answer to that complaint, the exchange of discovery, and for the parties to propose a briefing and hearing schedule on the plaintiffs’ anticipated motion for a preliminary injunction. Since then, the parties have exchanged documents, the plaintiffs have filed two amended complaints that assert that the disclosures in Gen-Probe’s proxy statement were inadequate, and the Delaware Court of Chancery has scheduled a hearing on the plaintiffs’ anticipated motion for a preliminary injunction to enjoin the merger for July 27, 2012. On May 21, 2012 and May 22, 2012, respectively, the defendants filed a motion to stay and a demurrer to the California Action. A hearing on those motions was scheduled for November 2, 2012.

On July 18, 2012, Gen-Probe entered into a memorandum of understanding, which we refer to as the Memorandum of Understanding, with the plaintiffs regarding the settlement of the Delaware Actions. The proposed settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger, and final approval of the proposed settlement by the Delaware Court of Chancery. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the Delaware Court of Chancery, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that the plaintiffs’ counsel will file a petition in the Delaware Court of Chancery for an award of attorneys’ fees and expenses to be paid by Gen-Probe. Gen-Probe will pay or cause to be paid any attorneys’ fees and expenses awarded by the Delaware Court of Chancery. The settlement will not affect the merger consideration per share of $82.75 in cash, without interest and less any applicable withholding taxes, that is to be paid subject to the terms and conditions of the merger agreement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

The defendants deny all liability with respect to the facts and claims alleged in the Delaware Actions and the California Action and specifically deny that any supplemental disclosure was or is required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise adversely affecting the consummation of the merger, to minimize the expense of defending the lawsuits, and to provide additional information to Gen-Probe’s stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, Gen-Probe has determined to voluntarily make certain supplemental disclosures, all of which are set forth below.

This supplement to the definitive proxy statement is dated July 19, 2012 and is first being mailed to stockholders on or about July 19, 2012.

SUPPLEMENTAL DISCLOSURES

As contemplated by the proposed settlement, Gen-Probe is providing certain additional disclosures that are supplemental to those contained in the definitive proxy statement previously made available to you. These supplemental disclosures should be read in conjunction with the definitive proxy statement, which should be read in its entirety. The information provided in the definitive proxy statement continues to apply, except as modified by this supplement. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.

The Merger — Background of the Merger

The disclosure under the heading “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following paragraph immediately after the sixth full paragraph on page 24 of the definitive proxy statement:

From September 13, 2011 to March 7, 2012, Mr. Hull and Mr. Cascella communicated several times but did not have any substantive communications concerning the topics discussed on September 13, 2011 or the topics that they would ultimately discuss at their meeting on March 7, 2012. During this period, the communications between Mr. Hull and Mr. Cascella were limited to attempting to schedule a subsequent meeting. This meeting took place on March 7, 2012.

The disclosure under the heading “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following sentence immediately after the first sentence of the sixth full paragraph on page 25 of the definitive proxy statement:

This meeting was the first meeting of Gen-Probe’s board of directors following Gen-Probe’s receipt of the March 30 Hologic Proposal.

The disclosure under the heading “The Merger — Background of the Merger” is hereby amended and supplemented by replacing the seventh full paragraph on page 25 of the definitive proxy statement with the following:

During that meeting, Mr. Hull also informed our board of directors that Mr. Cascella had raised the possibility of Mr. Hull continuing to lead Gen-Probe’s businesses following an acquisition by Hologic. While he informally discussed the matter with most of the directors following his March 7, 2012 meeting with Mr. Cascella, the April 5, 2012 meeting was Mr. Hull’s first opportunity following Gen-Probe’s receipt of the March 30 Hologic Proposal to formally inform Gen-Probe’s board of directors of Mr. Cascella’s communications concerning the possibility of Mr. Hull’s potential future relationship with Hologic if Hologic were to acquire Gen-Probe. Mr. Hull fully disclosed these communications to Gen-Probe’s board of directors during the April 5, 2012 meeting, together with his response to Mr. Cascella that he would not engage in any discussions with Hologic regarding future employment, if any, until after the parties had agreed upon terms and a definitive merger agreement, if any, was executed. Mr. Cascella raised the issue of Mr. Hull’s potential future relationship with Hologic on one other occasion subsequent to the March 7, 2012 meeting between Mr. Hull and Mr. Cascella, but Mr. Hull again responded that he would not engage in any discussions with Hologic regarding future employment, if any, until after the parties had agreed upon merger terms and a definitive merger agreement, if any, was executed.

Gen-Probe’s board of directors carefully considered these disclosures and a number of other factors in evaluating whether Mr. Hull had a conflict of interest in representing Gen-Probe and pursuing the best interests of Gen-Probe’s stockholders in further discussions with Hologic regarding the proposed transaction.

In addition to Mr. Hull’s disclosures, Gen-Probe’s board of directors considered Mr. Hull’s significant ownership interest in Gen-Probe by virtue of his common stock, restricted stock, deferred issuance restricted stock, stock option and performance stock award holdings. Specifically, as of April 5, 2012, Mr. Hull owned 22,292 shares of Gen-Probe’s common stock, 4,675 shares of restricted stock and 20,000 shares of deferred issuance restricted stock. In addition, as of April 5, 2012, Mr. Hull held options to acquire 488,751 shares of Gen-Probe’s common stock and performance stock awards entitling him to receive 30,001 shares of Gen-Probe’s common stock upon achievement of target performance levels under such awards. Gen-Probe’s board of directors believed that Mr. Hull’s significant ownership interest in Gen-Probe closely aligned his interests with the interests of Gen-Probe’s other stockholders and created strong incentives for Mr. Hull to obtain the highest price per share possible, and the best additional terms in the negotiations with Hologic for its potential acquisition of Gen-Probe.

Gen-Probe’s board of directors also took into account that Mr. Hull would not be the only person negotiating with Hologic on behalf of Gen-Probe, but as one of the members of the strategic transaction committee, the primary responsibility of which was to evaluate and negotiate the terms of the proposed transaction with Hologic and make a recommendation to Gen-Probe’s board of directors regarding whether to approve or disapprove of the proposed transaction. Gen-Probe’s board of directors further considered that the other members of the strategic transaction committee would regularly participate in the process of developing negotiating strategies and positions, would receive regular updates, and would have meaningful input into the overall substance and conduct of the negotiations. Finally, Gen-Probe’s board of directors considered that the full board would ultimately make the final decision as to whether any transaction was in the best interests of Gen-Probe and its stockholders.

After careful consideration of these factors, Gen-Probe’s board of directors determined that Mr. Hull did not have a conflict of interest with respect to serving as Gen-Probe’s representative in further negotiations with Hologic or as one of the members of the strategic transaction committee. Gen-Probe’s board of directors then formally resolved to confirm Mr. Hull, Mr. Sullivan, and Dr. Martin as the members of the strategic transaction committee and authorized the strategic transaction committee to supervise and direct further negotiations with Hologic.

The disclosure under the heading “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following paragraph immediately after the sixth full paragraph on page 28 of the definitive proxy statement:

Also at the meeting, Gen-Probe’s board of directors again considered Mr. Cascella’s invitation to Mr. Hull to engage in discussions regarding Mr. Hull’s potential future employment with Hologic were a transaction to proceed, and Mr. Hull’s response to such invitation. Gen-Probe’s board of directors considered these disclosures as well as other relevant factors in executive session without Mr. Hull or any other member of management being present and, with the advice of its legal and financial advisors, again concluded that Mr. Hull did not have a conflict of interest and that the terms of the merger agreement reflected the best interests of Gen-Probe’s stockholders.

The disclosure under the heading “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following paragraphs immediately after the second full paragraph on page 29 of the definitive proxy statement:

On April 30, 2012, concurrently with the announcement of the execution of the merger agreement, Gen-Probe also announced its first quarter 2012 financial results.

Previously, in late March 2012, Gen-Probe had internally scheduled the release of its first quarter 2012 financial results for April 30, 2012. Gen-Probe later internally postponed this tentative earnings release date to May 3, 2012 and, on April 13, 2012, issued a press release announcing that it would release its first quarter 2012 financial results and host an earnings conference call with investors after market close on May 3, 2012.

As negotiations between Gen-Probe and Hologic over the merger agreement reached their final stages between April 27 and April 29, 2012, both companies began preparing a joint communication plan in anticipation of announcing the execution of the merger agreement. In connection with these preparations, Gen-Probe’s board of directors and management carefully considered whether the date for releasing Gen-Probe’s first quarter 2012 financial results should be adjusted to coincide with the announcement of the proposed transaction.

Since management had previously planned to issue Gen-Probe’s first quarter 2012 financial results on April 30, 2012, Gen-Probe was prepared to do so on that date. Gen-Probe’s first quarter 2012 financial results had been communicated to Hologic as part of its ongoing due diligence activities under the terms of the existing confidentiality agreement between the parties. These results were taken into account by Hologic in connection with its evaluation of the proposed transaction and reflected in the price Hologic was willing to pay to acquire Gen-Probe. Gen-Probe’s management and board of directors believed that Gen-Probe’s stockholders would also expect to know Gen-Probe’s most current financial results in order to properly consider and evaluate the proposed transaction. As a result, Gen-Probe’s board of directors determined that it was appropriate for Gen-Probe to announce its first quarter 2012 financial results at the same time as Gen-Probe and Hologic jointly announced the execution of the merger agreement.

In the April 30, 2012 press release, Gen-Probe announced that it had total revenues of $153.4 million and non-GAAP earnings per share of $0.55 for the first quarter of 2012. For the first quarter of 2012, Gen-Probe reported total non-operating income of $2.1 million, compared to total non-operating income of $0.4 million in the prior year period, an increase of $1.7 million. This increase was primarily attributed to higher net realized gains on sales of marketable securities during the first quarter of 2012. Gen-Probe also reported that first quarter 2012 gross margin on product sales was 65.1%, compared to 69.6% in the prior year period, which was below many analysts’ expectations. Earnings for the first quarter of 2012 were above most analysts’ expectations. Operating profit was $31.7 million during the first quarter of 2012, compared to $34.7 million in the prior year period, a decline of 9%.

Previously, on February 13, 2012, Gen-Probe had issued a press release announcing its financial results for the year ended December 31, 2011. In that press release, Gen-Probe forecast between $630 and $655 million in total revenues and non-GAAP earnings per share of between $2.50 and $2.68 for the fiscal year ending December 31, 2012. Shortly after issuing that press release, Gen-Probe hosted an earnings call with investors during which Gen-Probe forecast revenues of between $148 and $152 million and non-GAAP earnings per share of between $0.48 and $0.52 for the first quarter of 2012.

Gen-Probe’s board of directors and management carefully considered Gen-Probe’s first quarter 2012 results in evaluating whether Gen-Probe should adjust its full year 2012 financial guidance. While Gen-Probe had exceeded its previously issued financial guidance for the first quarter of 2012 because Gen-Probe’s revenues benefited significantly from an increase in non-operating income of $1.7 million over the prior year period attributable to sales of marketable securities, Gen-Probe also experienced a considerable decline in operating profit from the prior year period. After balancing these factors, Gen-Probe determined it would not be appropriate at that time to modify its previously issued financial guidance for the fiscal year ending December 31, 2012.

Accordingly, in its April 30, 2012 press release announcing its first quarter 2012 financial results, Gen-Probe reaffirmed the revenue and non-GAAP earnings per share guidance for the 2012 fiscal year previously issued on February 13, 2012.

The Merger — Opinion of Gen-Probe’s Financial Advisor

The disclosure under the heading “The Merger — Opinion of Gen-Probe’s Financial Advisor” is hereby amended and supplemented by replacing the third sentence of the subsection titled “Discounted Cash Flow Analysis” on page 37 of the definitive proxy statement with the following:

Morgan Stanley calculated the net present value of Unlevered Free Cash Flow (as defined in footnote (4) on page 40) for the Company for October 31, 2012, the date on which the transaction with Hologic was estimated to close, through December 31, 2015 and calculated terminal values based on a terminal exit multiple of 2016 Non-GAAP EBITDA (as defined in footnote (1) on page 40) ranging from 8.0x to 11.0x. Morgan Stanley calculated Unlevered Free Cash Flow that the Company is expected to generate during the period of October 31, 2012 through December 31, 2015, consisting of $16 million for October 31, 2012 to December 31, 2012, $112 million for 2013, $148 million for 2014, and $173 million for 2015. In selecting the range of terminal multiples, Morgan Stanley took into account a range of multiples of comparable diagnostics companies.

The Merger — Prospective Financial Information

The disclosure under the heading “The Merger — Prospective Financial Information” is hereby amended and supplemented by adding a new line item entitled “Unlevered Free Cash Flow,” a new footnote (3) defining “Total Free Cash Flows” and a new footnote (4) defining “Unlevered Free Cash Flow”. For convenience of reference, the table below replaces the table on page 40 of the definitive proxy statement in its entirety:

	Management Projections Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
Revenue	644	719	831	918	1,013
Gross Profit	446	505	596	663	733
Operating Income	173	211	268	304	346
Non-GAAP EBITDA (1)	209	248	307	345	390
Stock-Based Compensation	25	26	27	29	30
Adjusted EBITDA (2)	234	274	334	374	420
Non-GAAP Net Income	121	146	186	212	242
Non-GAAP Diluted Earnings Per Share ($)	2.56	3.03	3.76	4.18	4.66
Total Free Cash Flows (3)	128	148	186	214	241
Unlevered Free Cash Flow (4)	93	112	148	173	—

(1)	Non-GAAP EBITDA is defined as non-GAAP operating income plus depreciation and amortization (excluding amortization of investments).
(2)	Adjusted EBITDA is defined as non-GAAP EBITDA plus stock-based compensation.
(3)	Total Free Cash Flows is defined as net cash provided by operating activities minus cash paid for property, plant and equipment and cash paid for capitalized software.
(4)	Unlevered Free Cash Flow is defined as non-GAAP EBITDA minus capital expenditures, changes in working capital and taxes (calculated on an unlevered basis).

VOTING INFORMATION

For your convenience, included with this supplement to the definitive proxy statement is a duplicate proxy card that you may use to vote your shares. Your vote is important. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Gen-Probe’s common stock that are entitled to vote at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the proxy card included with your proxy statement as promptly as possible or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to vote via the Internet. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO TAKE ANY FURTHER ACTION. IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES, VOTING AGAIN ON THE DUPLICATE PROXY CARD WILL SUPERSEDE YOUR PREVIOUS VOTE, REGARDLESS OF HOW YOU PREVIOUSLY VOTED (I.E., BY TELEPHONE, INTERNET OR MAIL).

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call MacKenzie Partners, our proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500).